Exhibit 4(a)(vi)

AGREEMENT

THIS AGREEMENT (“Agreement”), by and between Valcent Products, Inc., an Alberta Canada corporation, having a place of business at Suite 420, 475 Howe Street, Vancouver, British Columbia, Canada (“VPI”) and Malcolm Glen Kertz, residing at 6476 Calle Del Sol, El Paso, Texas 79912 (“Kertz”),

WITNESSETH

WHEREAS, Kertz has entered into, concurrently herewith, a Consulting Agreement and an Invention License Agreement with MK Enterprises LLC, a Nevada corporation, having a place of business at 1300 Clay Street, Winfield, Louisiana 71483 (“MK”);

WHEREAS, MK has entered into, concurrently herewith, a Master License Agreement and Product Development Agreement with VPI for the commercialization of past, present and future new products conceived and developed by MK through the efforts of Kertz;

WHEREAS, VPI wishes for the continuation of the services of Kertz in the event of the termination of the Product Development Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    The Product Development Agreement between VPI and MK has a term of five years (“Five-Year Term”).

2.    In the event that the Product Development Agreement is terminated for whatever reason prior to the expiration of the Five Year Term, Kertz agrees to enter into agreements with VPI similar to the Consulting Agreement and Invention License Agreement for the remaining portion of the Five Year Term of the Product Development Agreement.

3.    This Agreement shall terminate upon the expiration of the Five Year Term of the Product Development Agreement.

4.    If a dispute arises between the parties regarding this Agreement, the parties agree to resolve the dispute in the following manner:

(a)    Negotiation.

(1)    The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the parties who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

(2)    All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)    Non-binding Mediation. If the dispute has not been resolved by negotiation within 60 days of the disputing party's notice, or if the parties failed to meet within 45 days, the parties will endeavor to settle the dispute by mediation under the presently effective Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Distinguished Neutrals with the assistance of CPR.

(c)    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the enforcement, breach, termination or validity thereof, that has not been resolved by mediation pursuant to the preceding paragraph within 90 days from the appointment of a neutral third party will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes in effect on the date of this Agreement, by a sole arbitrator. If the parties cannot agree upon an arbitrator for a panel recommended by CPR, then CPR will select the arbitrator. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration will be Houston, Texas. Insofar as the proceeding relates to patents, it will also be governed by 35 U.S.C. § 294, to the extent applicable. The arbitrator is not empowered to award trebled, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The arbitrator will make a reasoned award. If the result achieved in arbitration by the party instituting the arbitration is not more favorable to that party than the last offer made by the other party during the mediation, the former party will reimburse the legal fees, expert fees and other expenses reasonably incurred by the latter in the arbitration.

5.    General

5.1    Binding Agreement. This Agreement shall be binding upon the successors and assigns of the parties hereto. Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, or joint ventures.

5.2    Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Texas.

5.3    Notices. All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, first class, postage prepaid, sent certified or registered mail, and addressed to the addresses first hereinabove given or at such other address as either party hereto may specify by notice given in accordance with this paragraph.

5.4    Waiver. Each party covenants and agrees that if the other party fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this Agreement, or if, having the right to declare this Agreement terminated, such other party shall fail to do, any such failure or neglect shall not be or be deemed or be construed to be a waiver of any subsequently occurring cause for the termination of this Agreement, or as a waiver of any of the terms, covenants or conditions of this Agreement or the performance thereof. None of the terms, covenants or conditions of this Agreement can be waived except by the written consent of the waiving party. Except as otherwise stated herein, each of the parties hereby waives any claims which it might have against the other prior to the date of execution of this Agreement.

5.5    Force Majeure. Neither party hereto shall be liable to the other party for failure or delay in the performance of any duties or obligations hereunder due to strikes, lockouts, acts of God, acts of war, fire, flood, explosions, embargo, litigation or labor disputes, Government or any other laws and regulations, or any other cause beyond the control or without the fault of such party.

5.6    Scope of Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

5.7    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

5.8    Headings. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

5.9    Counterparts. This Agreement may be executed in one or more counterparts, and also executed shall constitute one agreement, binding on both parties hereto, notwithstanding that both parties are not signatory to the same counterpart.

5.10    Severability. If any part or parts of this Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

5.11    Further Documents. Each of the parties shall take all necessary actions, including the execution and delivery of all necessary documents or instruments, as may be reasonably requested by the other party in order to effectuate the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals, individually, or by their duly authorized officers or representatives, as of the date of the last party to execute this Agreement.

VALCENT PRODUCTS, INC.

WITNESS:	By:	/s/

Name: Title: Date:

Malcolm Glen Kertz

Malcolm Glen Kertz Date: